Exhibit 99.1
------------

     IVIVI TECHNOLOGIES REPORTS FISCAL THIRD QUARTER 2008 FINANCIAL RESULTS

MONTVALE, NJ - FEBRUARY 14, 2007 - Ivivi Technologies, Inc. (NASDAQ:IVVI), a leader in non-invasive, electrotherapeutic technologies, today announced financial results for its fiscal third quarter ended December 31, 2007.

For the fiscal third quarter ended December 31, 2007, total revenue was $393,616, compared to $227,222 for the quarter ended December 31, 2006, a 73% increase. Total revenues include direct sales of the Company's products into medical facilities, and rental income related to rental programs in the wound care market for which the Company has a direct sales force. Total revenue also includes licensing sales and fees that reflect product shipments to Allergan related to its initial stocking order as well as amortization of deferred revenue relating to milestone payments from Allergan. Direct sales were $89,733 in the quarter compared to $91,342 in the third quarter of fiscal 2007. Rental revenue was $196,366 in the third quarter of fiscal 2008 compared to rental revenue of $125,463 for the same period of fiscal 2007, a gain of 57%. The Company also recorded licensing sales and fees of $107,517 in the fiscal 2008 third quarter. The licensing sales and fees are comprised of $91,892 of licensee sales to Allergan for initial product shipments of SofPulse(R) units and $15,625 of licensing fee revenue related to the amortization of milestone payments. Licensing fee revenue was $10,417 in the prior year period. The negative gross margin of $25,421 on the sale of product to Allergan was the result of our initial production runs. As production volume increases, the Company expects more economies of scale, although the Company cannot predict when it will be at break even levels anticipated under the Allergan agreement. Royalties from Allergan are expected to be received by the Company in the quarter following Allergan's sale of the product to its customers and we have not received royalties from Allergan relating to our initial shipments to them. The Company expects that anticipated royalties, when received, will far exceed Ivivi's initial production losses. The Company had a net loss of $2,050,804, or $0.20 per share, for the fiscal third quarter compared to a net loss of $2,380,113, or $0.28 per share, for the year ago period. The reduced net loss was primarily the result of interest income in the current quarter versus interest and finance costs in the previous year's quarter, lower research and development expenses and increases in revenues for the period, partially offset by an increase in selling and marketing and general and administrative expenses.

For the nine month period ended December 31, 2007, Ivivi Technologies reported total revenue of $1,080,347, a 33% increase from $813,174 reported in the nine month period ended December 31, 2006. Direct unit sales nearly doubled to $409,692 from $220,232 in the year ago period while rentals were $531,888 compared to $582,525. The Company also recorded licensing sales and fees of $138,767 in the most recent nine month period, which included $91,892 of licensee sales related to initial product shipments to Allergan and license fee revenue of $46,875. The Company had a net loss of $5,270,477, or $0.53 per share, for the nine month period ended December 31, 2007 compared to a net loss of $6,355,667, or $1.06 per share, for the nine month period ended December 31, 2006. The reduced net loss was primarily the result of increased revenues and interest income during the nine months ending December 31, 2007 versus interest and financing costs during the prior year period, partially offset by an increase in expenses including selling and marketing and general and administrative expenses.

On December 31, 2007, Ivivi Technologies had cash and cash equivalents of approximately $8.3 million, no outstanding long term debt and 10,667,437 common shares outstanding. During the quarter, the Company completed a private placement of its common stock with an institutional investor, raising approximately $5.0 million of gross proceeds through the issuance of 1,000,000 shares of common stock at a price per share of $5.00 (which was above the closing price of the Company's stock on the date of the transaction).

"Our proprietary pulsed electromagnetic field (PEMF) technology has continued to gain traction both in the scientific community, as witnessed by our scientific symposium in November 2007, and in the marketplace, as demonstrated in our recent partnership announcements," commented Andre' A. DiMino, Vice Chairman and Co-Chief Executive Officer. "Our growing relationship with Regency Hospital Company, a leading owner/operator of Long Term Acute Care (LTAC) hospitals across the United States, is an excellent example of how we are winning over medical professionals to the use of our non-invasive electrotherapeutic technology. In a three month trial of our Roma(3) device, Regency experienced improved rates of wound healing, a significant reduction in the use of more costly negative pressure wound therapy device rentals, and an overall cost savings of more than 60% per patient. We anticipate expanded usage of our technology in their facilities in the coming months. We also recently announced a collaborative research and licensing agreement with DSI Renal, Inc., an operator of kidney dialysis clinics, hospitals, and acute care centers. After conducting a multi-site, randomized controlled clinical trial on the healing of cutaneous ulcers in diabetic patients with end stage renal disease, DSI Renal plans to license our technology and look at alternative ways to utilize PEMF for complications associated with renal disease, including cardiovascular disease. Additional discussions for wound and pain applications are ongoing and we anticipate announcing additional partnerships in the future."

Providing an update on the Company's licensing arrangement with Allergan, David Saloff, President and Co-Chief Executive Officer added, "During our third fiscal quarter, the launch of the SofPulse(R) line of products for the aesthetic and bariatric surgery markets was initiated. Training for the Allergan sales force responsible for our products was conducted in December 2007 and additional training is ongoing. We received Allergan's initial order of 20,000 units in late September 2007 and should complete shipments of this initial order in our fiscal fourth quarter ended March 30, 2008. Initial license revenue recognized in the current quarter reflects these first shipments. Promotional efforts began in January 2008 and a comprehensive marketing program, including sampling, physician and patient brochures and other awareness programs, is planned."

Mr. DiMino added, "Looking ahead, we have several milestones that we expect to execute on in the coming months. First, we plan to file our 510(k) application for both a prescription and over-the-counter pain relief product as a non-pharmacologic alternative to pain relievers such as non-steroidal anti-inflammatory drugs for inflammatory conditions by the end of our fiscal fourth quarter 2008. Regarding our Cleveland Clinic trial using our PEMF technology to treat patients with ischemic cardiomyopathy, the final patient completed the trial in mid January 2008. Investigators are now in the process of cataloguing and reviewing the extensive quantity of data that was collected including safety data, hundreds of MRI slices and blood samples and the related pain and compliance questionnaires. While we had initially anticipated having the data fairly quickly, we were recently notified by The Cleveland Clinic that this process will take an additional 90 to 120 days, with data likely ready by the end of our fiscal first quarter ended June 30, 2008. At the end of this period, results will be unblinded and the Company expects that it will be able to release preliminary results. "

Management will discuss the Company's results for its fiscal third quarter ended December 31, 2007, during a conference call scheduled for today, Thursday, February 14, 2008 at 4:30 pm ET. Shareholders and other interested parties may participate in the conference call by dialing (877) 407-0782 approximately 5 to 10 minutes before the beginning of the call. International callers should dial
(201) 689-8567. If you are unable to participate, a replay of the call will be available until midnight on February 28, 2008 by dialing (877) 660-6853 and using pass code # 286 and conference ID # 271974. International callers should dial (201) 612-7415 and use the pass codes listed above. The call will also be broadcast live on the Internet at www.InvestorCalendar.com and on the Investor Relations section of the Company's website www.ivivitechnologies.com. An archive of the call will also be available on the Company's website for 90 days.

ABOUT IVIVI TECHNOLOGIES, INC.
Based in Montvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform. Ivivi's research and development activities are focused specifically on targeted pulsed electromagnetic field, or PEMF, technology, which, by creating specific therapeutic electrical current in injured soft tissue, modulates biochemical and physiological healing processes to help repair the injured tissue and reduce related pain and inflammation. Ivivi's Electroceuticals(TM) have been used in non-invasive treatments for a wide array of conditions, including chronic wounds, pain and edema following plastic and reconstructive surgery and chronic inflammatory disorders.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to our cardiac study at the Cleveland Clinic, DSI Renal, Inc., strategic partnerships and future sales. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended March 31, 2007. The Company assumes no obligation to update the information contained in this press release.

INVESTOR RELATIONS CONTACT:                                                    PUBLIC RELATIONS CONTACT:
---------------------------                                                    -------------------------
Cameron Associates                                                             Avalanche Strategic Communications
Alison Ziegler or Lester Rosenkrantz;                                          Denyse Dabrowski
212-554-5469                                                                   201-488-0049  Mobile: 201-916-7122
alison@cameronassoc.com                                                        denyse@avalanchepr.com

Deanne Eagle for Media
212-554-5463
deanne@cameronassoc.com
-----------------------


                                                IVIVI TECHNOLOGIES, INC.
                                                STATEMENTS OF OPERATIONS

                                                  Three Months Ended                   Nine Months Ended
                                                     December 31,                         December 31,
                                                     (unaudited)                          (unaudited)
                                            -------------------------------       -------------------------------
                                                2007                2006                2007                2006
                                            ------------       ------------       ------------       ------------
Revenues:
  Rentals                                   $    196,366       $    125,463       $    531,888       $    582,525
  Licensing sales and fees                       107,517             10,417            138,767             10,417
  Direct sales                                    89,733             91,342            409,692            220,232
                                            ------------       ------------       ------------       ------------
                                                 393,616            227,222          1,080,347            813,174
                                            ------------       ------------       ------------       ------------

Expenses:
  Cost of rentals                                 11,321             31,287             38,649             68,683
  Cost of licensing sales                        117,313                 --            117,313                 --
  Cost of direct sales                            21,106             27,851            100,236             58,744
  Research and development                       509,075            778,997          1,515,396          1,644,029
  Sales and marketing                            433,376            354,989          1,391,098            913,086
  General and administrative                   1,438,576          1,254,601          3,423,992          2,694,857
                                            ------------       ------------       ------------       ------------
Total operating expenses                       2,530,767          2,447,725          6,586,684          5,379,399

Interest and finance costs, net                   86,347           (159,610)           235,860         (1,763,615)
Change in fair value of warrant &
   registration rights liabilities                    --                 --                 --            (25,827)
                                            ------------       ------------       ------------       ------------


Loss before provision for income taxes        (2,050,804)        (2,380,113)        (5,270,477)        (6,355,667)
Provision for income taxes                            --                 --                 --                 --
                                            ------------       ------------       ------------       ------------
Net loss                                    $ (2,050,804)      $ (2,380,113)      $ (5,270,477)      $ (6,355,667)
                                            ============       ============       ============       ============
Net loss per share, basic and diluted       $      (0.20)      $      (0.28)      $      (0.53)      $      (1.06)
                                            ============       ============       ============       ============
Weighted average shares outstanding           10,419,666          8,491,805          9,866,895          5,998,477
                                            ============       ============       ============       ============


                                                           4

                                 IVIVI TECHNOLOGIES, INC.
                                       BALANCE SHEET

                                                       December 31,         March 31,
                                                           2007               2007
                                                       ------------       ------------
                                                       (unaudited)          (audited)
Current assets
  Cash and cash equivalents                            $  8,284,148       $  8,310,697
  Accounts receivable, net                                  369,237            224,349
  Inventory finished goods                                  180,834            236,735
  Prepaid expenses                                          144,201            154,730
  Deposits with affiliate                                   323,444                 --
                                                       ------------       ------------

Total current assets                                      9,301,864          8,926,511

Property and equipment, net                                 408,386             46,040
Inventory, long term                                         95,072
Equipment in use and under rental agreements, net           138,838             60,096
Intangible assets, net                                      533,266            270,826

Restricted cash                                              46,838                 --
                                                       ------------       ------------

Total assets                                           $ 10,524,264       $  9,303,473
                                                       ============       ============

Current liabilities:
  Accounts payable and accrued expenses                   1,067,556       $  1,005,975
  Advances payable - affiliate                               39,668             36,657
                                                       ------------       ------------

Total current liabilities                                 1,107,224          1,042,632

Deferred revenue                                            427,083            473,958
                                                       ------------       ------------

Total liabilities                                         1,534,307          1,516,590

Stockholders' equity:
  Common stock                                           26,048,136         20,922,154
  Additional paid-in capital                             11,924,680         10,577,111
  Accumulated deficit                                   (28,982,859)       (23,712,382)
                                                       ------------       ------------

Total stockholders' equity                                8,989,957          7,786,883
                                                       ------------       ------------

Total liabilities and stockholders' equity             $ 10,524,264       $  9,303,473
                                                       ============       ============


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